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                                                                  Exhibit 5.1


                                  212-450-4000


                                                                 July 5, 2001



Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA 01887

Ladies and Gentleman:

     We have acted as counsel to Charles River Laboratories International, Inc. (the "COMPANY") in connection with the Company's Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on June 25, 2001 for the registration of 9,200,000 shares (including 1,200,000 shares subject to an over-allotment option) of the Company's common stock (the "COMMON STOCK"), par value $0.01 per share, 2,000,000 of which shares are being sold by the Company (the "PRIMARY SHARES") and 6,000,000 of which shares are being sold by the selling security holders named therein (the "SECONDARY SHARES").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

     (i) Assuming the due execution and delivery of certificates representing the Primary Shares, the Primary Shares have been duly authorized and, when issued and delivered against payment of the agreed consideration therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

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Charles River Laboratories Int'l., Inc.   2                        July 5, 2001

     (ii) The Secondary Shares have been duly authorized, validly issued and are fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

                                       Very truly yours,